SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

THIS SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS is by and between MICHAEL J. VALENTINO (“Employee”) and PLX PHARMA INC., its affiliates (including, without limitation, PLx Opco Inc.), directors, officers, managers, supervisors, other employees, agents, and representatives (collectively referred to as “Company”).

Employee’s employment with Company, which employment was subject to that one certain Amended and Restated Employment Agreement, dated May 13, 2016, by and between the parties, as amended by Amendment dated March 7, 2019, and as the same may have been further amended (the “Employment Agreement”), ended or will end by mutual agreement.Employee and Company, after negotiation and compromise, have agreed to the severancepayment set forth herein and to resolve any and all differences and disputes between them by entering into this Severance and Settlement Agreement and Release of All Claims(“Agreement”), which they both acknowledge is to their mutual benefit and satisfaction.

NOW, THEREFORE, Employee and Company hereby agree:

1. Employee and Company hereby mutually agree to the termination of the Agreement,and to the termination of Employee’s employment, effective as of February 14, 2023 (the Termination Date”), for all purposes.

2.  Employee agrees to return all property of Company to Company on or before the Termination Date.  Employee agrees to cooperate with Company in order to help ensure a smooth transition of Employee’s responsibilities.  Employee also specifically agrees to be available following the Termination Date to answer questions Company may have regarding matters under Employee’s care or control during his/her employment, without any additional compensation from Company other than the payment described in Section 3 below.  Employee agrees not to make, directly or indirectly, any disparaging oral or written statements aboutCompany or Employee’s employment with or separation from employment with Company.  Employee will not intentionally do anything that damages Company’s reputation, financial status, or business relationships.  Employee agrees not to disclose confidential information or trade secrets of Company, including, without limitation, any non-public information, knowledge,or data concerning any plan, procedure, process, apparatus, method, technology, or product manufactured, used, or developed by Company, information about suppliers and/or customers of Company, and information about Company’s finances and personnel.  The obligation set forth in the immediately preceding sentence is in addition to any obligation set forth in any separateagreement regarding confidentiality Employee may have entered into with Company or any obligation to which Employee may be subject by law.

3.  As consideration for the covenants of Employee set forth in this Agreement and the release of claims granted by Employee in this Agreement, Company agrees to pay Employee a lump sum payment of Ninety-One Thousand Eight Hundred Seventy-Five Dollars ($91,875.00), less applicable payroll deductions, including withholding for state and federal taxes.  Such payment will be paid within twenty (20) days of the later to occur of (i) the execution of this Agreement by Employee, or (ii) the expiration of any time period during which Employee has the right to rescind his/her acceptance of this Agreement.

4.  This Agreement extinguishes all rights, if any, which Employee may have against Company, and all obligations, if any, which Company may have to Employee, whether contractual, statutory, common law or otherwise, including but not limited to those relating or arising out of the Employment Agreement or otherwise arising out of the employment of Employee by Company.

5.  Employee agrees and does hereby release and discharge Company from any and all claims, charges, causes of action, and demands which he/she has or may have, of any kind or character, whether now known or unknown, including, but not limited to, any claim for salary, compensation, severance pay, or other benefits, expenses, actual or compensatory damages, exemplary or punitive damages, interest, attorneys’ fees, costs, present or future employment, and any form of declaratory or injunctive relief not expressly provided in this Agreement, butexcepting claims, if any, relating specifically to retirement benefits under an Company-sponsored retirement plan or relating to benefits subject to COBRA. This release includes, without limitation, all claims arising from, attributable to, or related to (i) Employee’s employment byCompany, (ii) Employee’s severance of employment, and (iii) any and all acts or omissions related to these matters in any manner, which claims have accrued on or before the date ofhis/her execution of Agreement. This release includes but is not limited to claims of detrimental reliance; wrongful discharge; discrimination on the basis of age, sex, race, national origin, religion, disability, genetic information, or any other characteristic protected under federal, state, or local law; retaliation; failure to accommodate; failure to promote; negligent supervision; invasion of privacy; intentional infliction of emotional distress; and any other claim arising from any alleged unlawful or wrongful conduct, whether based on federal or state statute, regulation,or common law (contract, tort, equity, or other) of any jurisdiction, or on any municipal ordinance. Employee acknowledges that he/she is aware of any rights he/she may have under the Age Discrimination in Employment Act (ADEA), including the Older Workers Benefits Protection Act; Title VII of the Civil Rights Act (42 U.S.C. § 2000e, et seq.); the Americans with Disabilities Act; the Fair Labor Standards Act, including the Equal Pay Act; the Family and Medical Leave Act; and any applicable state labor law, statute, code, regulation, or order, but excepting Employee’s rights, if any, to unemployment compensation.  For clarity, this release does not release any rights to indemnification or any claims related thereto, including, without limitation, claims for coverage under any insurance policy, which may arise from any third party claims brought directly or indirectly against Employee arising from or relating to the actual or alleged actions or omissions of Employee as a director or officer of Company.

6.  This Release shall be broadly construed so as to release, acquit and forever discharge Company, its successors, representatives and assigns, with regard to those claims described above and with regard to all claims of any nature whatsoever, arising out of Employee’s employment by Company, from the beginning of time to the date of his/her execution of this Agreement.

7.  Employee represents and confirms that he/she has not filed or otherwise initiated any lawsuit, complaint, charge, or other proceeding against Company in any local, state, or federal court or agency based on events occurring on or before the date of his/her execution of this Agreement.  Employee also expressly waives any right to damages or other legal or equitable relief awarded by any governmental agency or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future, andwhich is based on events occurring on or before the date of his/her execution of this agreement.

8.  Except as may otherwise be required by law or pursuant to a subpoena issued and served, Employee agrees not to disclose to any third person (except for a member of his/herimmediate family, or his/her attorney or tax advisor, whom he/she may consult regarding this Agreement), the terms or conditions of this document.

9.  Employee acknowledges any claims he/she may have regarding his/her employment, severance from employment, or otherwise, are disputed and that, by entering into this Agreement, the parties will avoid the possibility of future expense and uncertainty. Employee further acknowledges that Company denies any unlawful conduct or other wrongdoing related to the employment of Employee, and that Company knows of no claim Employee may have against Company. This Settlement Agreement does not constitute any evidence of unlawful conduct or wrongdoing on the part of Company.

10.  Employee is bound by this Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as his/her heirs or executor of his/her estate, is also bound. The release of all claims is made for the benefit of Company and all who succeed to its rights and responsibility, such as its successors or assigns.

11.  This Agreement supersedes, replaces, and merges all previous agreements, correspondence, negotiations, and discussions between Employee and Company or their respective attorneys or agents, relating to the same or similar subject matters and constitutes the entire agreement between Employee and Company. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of its provisions shall be binding unless made in writing and signed by both parties.

12.  Employee further states that he/she has carefully read this Agreement, that he/she has had the opportunity to review it with his/her attorney; that he/she fully understands the provisions and their final and binding effects; that this Agreement is the only agreement of any kind between him/her and Company relating to the subject matter hereof; and that he/she is signing this Agreement knowingly and voluntarily. Employee acknowledges, represents, warrants, and agrees that in entering into this Agreement, Employee has not received and is not relying on any advice, statement, representation, warranty, or covenant of Company or any other person or entity that is not expressly set forth herein.

13. In addition to releasing claims as set forth above, Employee agrees never to sue Company in any forum for any reason covered by any release contained in this Agreement. If Employee sues Company in violation of this Agreement, Employee shall be liable to Companyfor Company’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Employee acknowledges that Company would be irreparably injured if Employeeviolates his/her obligations under this Section 13 and therefore Employee agrees that if he/sheviolates or attempts to violate this section, Company shall, in addition to any other available remedies, be entitled to temporary/preliminary and permanent injunctive relief to restrainEmployee from violating this section.

14.  Employee acknowledges that, because he/she is age 40 or older, he/she has specific rights under the Older Worker Benefits Protection Act (OWBPA), an amendment to the Age Discrimination in Employment Act (ADEA), and that this Agreement is intended to release anyright to damages Employee may have against Company based on any allegation of discrimination on the basis of age under the ADEA, including the OWBPA. Employee expressly acknowledges and agrees that by entering into this Agreement, he/she is waiving any and all rights or claims that he/she may have arising under ADEA, including the OWBPA. Employee further expressly acknowledges and agrees that:

(a)	The payment made to Employee under this Agreement is more than Company is required to pay under the law, the Agreement, and under Company’s standard policies and procedures, and that Company is making the payment in consideration for Employee’s waiver and release of all claims;

(b)	Employee was given a copy of this Agreement on February 9, 2023, and consistentwith the provisions of OWBPA, he/she has twenty-one (21) days (until March 2, 2023) to consider the Agreement;

(c)	Employee has been and is hereby advised to consult with an attorney before signing this Agreement, and has had the opportunity to consult with an attorney before signing this Agreement;

(d)	Employee has seven (7) days following the date of his/her execution of this Agreement to revoke or rescind his/her acceptance. To rescind this Agreement, Employee must, within the seven (7) days after the date he/she signs thisAgreement, deliver a notice of rescission to Rita O’Connor, PLx Pharma Inc., 9 Fishers Lane, Sparta, NJ 07871. To be effective, such notice of rescission must be physically delivered to Ms. O’Connor no later than the end of the seventh day following the date of his/her execution of this Agreement; and

(e)	If Employee revokes this agreement, he/she will not be entitled to the payment setforth above.

15.  Employee covenants and agrees that neither he/she, nor his/her successors or assigns, nor any related or affiliated person, firm, partnership or corporation, has assigned or conveyed to any person or entity not a signatory to this Agreement any right or cause of action, whether in whole or in part, that he/she may have against Company.

16.  The parties understand and agree this Agreement may be executed in multiple originals, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

17. This Agreement shall be interpreted and construed in accordance with, and shall be governed by and subject to, the laws of the State of New York, except to the extent federal law may apply. All actions relating to this Agreement shall be resolved exclusively in the state or federal courts located in New York, New York, to whose jurisdiction both Company and Employee expressly consent.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, accept and agree to the provisions it contains, and hereby execute it voluntarily, knowingly, and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

PLX PHARMA INC

By:	/s/ Natasha Giordano
Natasha Giordano, President & CEO

ACKNOWLEDGMENT OF RECEIPT BY EMPLOYEE

I acknowledge I received a copy of this Settlement Agreement and Release of Claims for review and consideration on the date indicated below.

DATED this 9th day of February, 2023.

/s/ Michael J. Valentino

Michael J. Valentino

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Severance and Settlement Agreement andRelease of Claims as stated above, I hereby accept the terms and conditions contained therein.  Iunderstand I have seven (7) days from this date within which to revoke my acceptance of the Agreement.

ACCEPTED AND AGREED this 9th day of February, 2023.

/s/ Michael J. Valentino

Michael J. Valentino